Smart Balance Announces 2008 Fourth-Quarter Results

•	Net sales $65.6 million, up 29% versus year ago
•	Net loss $2.6 million, includes non-cash charges of $5.9 million
•	Debt reduction of $15 million
•	2009 first half outlook: net sales percentage growth high teens to mid-twenties

Paramus, N.J. (February 26, 2009) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its results for the fourth quarter ended December 31, 2008.  The Company reported net sales of $65.6 million, an increase of 28.9% versus year ago, and a net loss of $2.6 million, reflecting the after-tax impact of $5.9 million of non-cash items, including $2.9 million of stock-based compensation expense, $1.8 million of change in fair value of an interest rate swap and $1.2 million of amortization and depreciation.  The net loss was $0.04 on both diluted and basic shares.

The fourth quarter net sales increase versus 2007 was due to higher pricing and a 6% increase in case shipments.  Selling prices in the Company’s core category of spreads were increased in February, June, and August to cover rising commodity costs.  In the second half of 2008 versus 2007, sales increased 33%, within the Company’s outlook of 25-35%, primarily due to higher pricing and a case volume increase of 10%.  For the full year, net sales grew 26% versus 2007, on an operating basis1.

The Company’s spreads products, which represent approximately 75% of its sales, increased market share by 1.0 point in supermarkets to 13.4% in the fourth quarter versus the prior year, representing the 28th consecutive quarter of share growth, according to Information Resources, Inc. data.

“I am pleased with our top-line growth for the quarter and the year, despite the challenging economic and commodity environments, and that we were able to pay down $50 million in debt during the year,” said Stephen B. Hughes, Smart Balance Chairman and CEO.  “We established a solid foundation for growth in 2008 and look forward to taking the next step in building Smart Balance® into a billion dollar brand.”

Gross profit margin for the quarter was 41.3%, versus 46.5% in the fourth quarter of 2007, as the rate of selling price increases lagged the rate of commodity cost increases.

The Company paid down $15.0 million of long-term debt during the quarter and met its debt covenants.  Year-to-date, $50.0 million of long-term debt has been paid down.  Long-term debt at year-end 2008 is now $70 million, down $90 million since the May 2007 acquisition of GFA Brands.  The Company plans to pay down additional debt in 2009.

1 In addition to its GAAP results, the Company has provided operating basis results to explain year over year changes.  The operating basis should not be viewed in isolation or as a substitute for GAAP results.  A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

“Our plan for 2009 will build on the 2008 foundation with our new marketing campaign targeting trans fats labeling, expansion of milk into the Northeast and new product introductions in spreads, peanut butter, cooking oil, and popcorn,” said Hughes.  “We believe these programs will deliver case volume growth outpacing our performance in 2008.  Because of the uncertain and challenging economic environment, we are only providing an outlook for the first half of 2009 at this time, with percentage growth in net sales in the range of high teens to mid-twenties.  We expect the second quarter growth to be higher than the first quarter, due to Easter in April this year, versus March last year.”

Change in Accounting Principles
In 2008, the Company began accounting for certain trade incentives and marketing costs as prepaid expenses to better match recognition of expense to revenue, consistent with the general practice in the consumer product goods industry.  This methodology is a change from prior years.  While this methodology may create timing differences between prior years’ quarters on an operating basis, it has no impact on full year results.  In accordance with FAS No. 154, a retrospective application of the change in accounting principle has been applied to 2007 quarterly results included herein to improve comparability.

2008 Fourth-Quarter GAAP Results
Net sales increased 28.9% to $65.6 million in 2008, from $50.9 million in 2007, primarily due to higher prices and a 6% increase in cases shipped.  The Company increased prices on its products in August to cover rising costs, following similar pricing actions in February and June, to be consistent with competitive actions in the industry.

The increase in cases shipped was due primarily to growth in the core category of spreads (expansion of 50/50 butter blend, extra virgin olive oil spreads, and omega-3 enhanced spreads, partially offset by declines in the base business), higher sales of cooking oil and performance of milk in the Florida test market.

Market share for the Smart Balance® family of spreads increased versus the prior year for the 28th consecutive quarter.  Market share for cooking oil also increased in the quarter while shares for peanut butter and microwave popcorn declined.

On an operating basis, net sales increased 29% in the quarter versus prior year and were below the estimated 33% growth in consumer purchases of our products across all channels – dollar sales at retail.  For the full year of 2008, net sales growth of 26% versus prior year was similar to the 27% growth in estimated consumer purchases of our products across all channels for the same period.  Differences between the Company’s net sales and consumer purchases from quarter to quarter may arise due to differences in inventories at the retailer, timing of promotions and price differences.  However, these differences are normally minor on an annual basis.

Comparison of Net Sales to Consumer Purchases Across All Channels Change versus Prior Year

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Net Sales	+25%	+13%	+38%	+29%	+26%
Consumer Purchases Across All Channels (Dollar Sales at Retail)(1)	+18%(2)	+21%	+36%	+33%	+27%
(1) Source: Information Resources, Inc.; Company estimates (2) Revised

Gross profit increased $3.5 million to $27.1 million in 2008 from $23.6 million in 2007 due to the impact of higher pricing and the growth in case shipments, partially offset by increases in input costs, primarily in commodity raw materials, and higher coupon redemption expenses.  Gross profit as a percent of net sales decreased to 41.3% in 2008 from 46.5% in the fourth quarter of 2007, as the rate of selling price increases lagged the rate of input cost increases, in addition to higher coupon redemption expenses.

Operating income increased $14.4 million to $1.7 million in 2008 from a loss of $12.7 million in 2007 due primarily to the impact of lower non-cash charges in 2008.  Excluding the impact of the non-cash charges, operating income declined $1.8 million as the increase in gross profit was more than offset by higher general and administrative expenses from the expansion of the Company’s infrastructure, timing of certain legal expenses in the prior year and marketing investment increases of $1.5 million.

Operating income in the fourth quarters of 2008 and 2007 included non-cash charges of $5.2 million and $21.4 million, respectively.  See the table below for the non-cash items affecting operating income.

Items Affecting GAAP Operating Income – Fourth Quarter

$ in Millions	2008	2007

Operating Income (Loss)	1.7	(12.7)
Non-cash charges affecting Operating Income:
FAS 123R Stock Option Expense	4.0	1.9
Depreciation & Amortization	1.2	1.0
Performance Based Shares	_-_	18.5
	5.2	21.4
Operating Income excluding non-cash charges	6.9	8.7

Net Loss was lower by $8.1 million to $2.6 million in 2008 versus $10.7 million in 2007.  Excluding the after-tax impact of non-cash charges, net income in 2008 was $3.3 million versus $5.4 million in 2007.  Included in the non-cash charges in 2008 was a $2.5 million ($1.8 million after tax) non-cash change in fair value of an interest rate swap related to the Company’s long-term debt.  See the table below for non-cash items affecting net income (loss).

Items Affecting GAAP Net Income (Loss) – Fourth Quarter

$ in Millions	2008	2007

Net (Loss)	(2.6)	(10.7)
Non-cash charges after-tax affecting Net Loss:
FAS 123R Stock Option Expense	2.9	1.2
Depreciation & Amortization	0.9	0.7
Accelerated Financing Amortization	0.3	0.7
Change in Fair Value of an Interest Rate Swap	1.8	-
Performance Based Shares	-	18.5
(Gain) on Derivative Liability	-	(5.0)
	5.9	16.1
Net Income excluding non-cash charges after-tax	3.3	5.4

2008 Full Year Results – Operating Basis Comparison
The Company’s GAAP financial statements include the results of its acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007.  Because there were no operations prior to the acquisition, year-to-date results are not comparable to prior periods.  The Company has provided operating basis results below that include the operating results of Smart Balance Inc. from the date of its acquisition of GFA Brands, Inc. and the operating results of GFA Brands prior to the acquisition.  Management believes that the presentation of operating basis results provides more useful information because it reflects the performance of the operating entity in both the current and prior periods presented.  The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results.  Year-to-date operating results and a reconciliation of operating basis results to GAAP results are provided in the accompanying table.

Net sales increased 26.4% to $221.9 million in 2008 from $175.5 million in 2007.  This increase was largely due to increased selling prices in most product categories and a 6.7% increase in case volume due to the introduction of Smart Balance® butter blend sticks, higher sales of cooking oil and sales of milk introduced in the Florida test market beginning in late 2007.  Prices were increased in response to higher input costs.  Prices in the core category of spreads were increased in February, June, and August.  Selling prices were partially offset by an increase in coupon redemption costs and higher trade promotion spending.

Gross profit for 2008 increased $10.9 million to $95 million from $84.1 million in 2007.  Gross profit as a percentage of net sales decreased to 42.8% in 2008 from 47.9% in 2007, as the rate of input costs increases were only partially offset by selling price increases.

Operating income increased $3.3 million to $5.7 million in 2008 from $2.4 million in 2007 as the gain in gross profit and lower general and administrative costs were partially offset by increased marketing investments and higher selling and distribution expenses.  General and administrative expenses were lower in 2008 versus 2007 due primarily to a decrease in non-cash expenses.  Operating income excluding non-cash items decreased $5.1 million to $25.1 million in 2008 from $30.2 million in 2007 as the gain in gross profit was more than offset by a $7.4 million increase in infrastructure costs during the first full year of operation of the company since the acquisition of GFA, a $4.9 million increase in marketing investment and increases in selling and distribution costs.

Items Affecting Operating Income – Full Year Operating Basis

$ in Millions	2008	2007

Operating Income	5.7	2.4
Non-cash charges affecting Operating Income:
FAS 123R Stock Option Expense	14.9	6.7
Depreciation & Amortization	4.5	2.6
Performance Based Shares	-	18.5
	19.4	27.8
Operating Income excluding non-cash charges	25.1	30.2

2009 First-half Outlook
Smart Balance’s outlook for 2009 first half percentage growth versus 2008 in net sales is high teens to mid-twenties, with second quarter growth expected to be higher than first quarter growth.  The Company expects continued volume growth led by increased distribution and new products in spreads, peanut butter, cooking oil and popcorn, as well as expansion of its milk products.  The food industry will likely experience uncertainty in 2009 around consumer reaction to the economy, potentially impacting the ability to generate trial of the Company’s premium priced products by new consumers.  Gross profit as a percent of net sales is expected to improve to 45%+ in 2009 as input costs are expected to be below the prior year.  Marketing investments will increase in 2009 versus 2008 as the Company will continue to aggressively support its core user base and develop awareness among new consumers.  The Company anticipates additional non-cash changes in the fair value of an interest rate swap, given the current interest rate environment.  For the year, the Company plans to pay down debt from operating cash flows and expects to meet the covenants related to its long-term debt.

FORWARD-LOOKING STATEMENTS
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;
•	introduce and expand distribution of new products;
•	meet marketing and infrastructure needs;
•	meet long-term debt covenants; and
•	continue to grow net sales in a competitive environment with rising costs and an increasingly price sensitive consumer.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The Company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese.  For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Mark Walsh	John Mintz
Senior Account Supervisor	Vice President Finance &
TBC Public Relations	Investor Relations
mwalsh@tbc.us	Smart Balance, Inc.
646-366-1470	investor@smartbalance.com
201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$5,492,330	$37,648,754
Accounts receivable, net of allowance of: 2008 - $256,100 and 2007 - $228,871	14,282,956	11,733,117
Accounts receivable - other	691,823	799,470
Inventories	9,322,093	7,202,198
Prepaid taxes	708,828	6,517,833
Prepaid expenses and other assets	1,018,927	1,454,866
Deferred tax asset	650,100	1,079,509
Total current assets	32,167,057	66,435,747
Property and equipment, net	4,300,642	1,805,331
Other assets:
Goodwill	374,885,923	374,885,923
Intangible assets, net	155,223,243	159,645,634
Deferred costs, net	1,737,220	3,519,412
Other assets	221,516	74,975
Total other assets	532,067,902	538,125,944
Total assets	$568,535,601	$606,367,022
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$24,937,236	$20,355,419
Income taxes payable	1,080,466	1,035,149
Total current liabilities	26,017,702	21,390,568
Long term debt	69,504,174	119,504,174
Derivative liability	5,132,231	-
Deferred tax liability	46,268,286	53,293,528
Other Liabilities	161,711	-
Total liabilities	147,084,104	194,188,270
Commitment and contingencies
Stockholders' equity
Series A Convertible Preferred stock, $.0001 par value, 50,000,000 shares authorized; 15,388,889 issued and outstanding, liquidation preference, $ 175,659,013 (converted on January 3, 2008)	-	175,659,013
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2008) and 43,113,863 (2007) issued and outstanding	6,263	4,311
Additional paid in capital	507,377,418	315,479,759
Retained deficit	(85,932,184)	(78,964,331)
Total stockholders' equity	421,451,497	412,178,752
Total liabilities and stockholders' equity	$568,535,601	$606,367,022

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	Three Months ended December 31, 2008		Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007

Net sales		$65,560,606	$50,859,951	$221,871,912	$111,038,295
Cost of goods sold		38,505,855	27,232,232	126,903,498	58,715,013
Gross profit		27,054,751	23,627,719	94,968,414	52,323,282

Operating expenses:
Marketing		9,547,421	8,094,207	33,286,061	15,118,184
Selling		4,993,869	4,220,684	17,671,462	12,268,066
General and administrative		10,854,668	5,511,380	38,317,244	17,931,109
Performance based shares released from escrow		-	18,455,815	-	18,455,815
Formation and operating costs		-	-	-	-
Total operating expenses		25,395,958	36,282,086	89,274,767	63,773,174
Operating Income (loss)		1,658,793	(12,654,367)	5,693,647	(11,449,892)

Other income (expense):
Interest income		8,463	143,905	291,949	2,449,614
Interest expense		(1,863,305)	(3,655,465)	(9,049,019)	(9,677,881)
Gain (Loss) on derivative liability		(2,549,977)	4,976,728	(5,132,231)	(45,556,199)
Other expense, net		(922,883)	(1,154,883)	(2,335,752)	(1,019,607)
Total other income (expense)		(5,327,702)	310,285	(16,225,053)	(53,804,073)
Loss before income taxes		(3,668,909)	(12,344,082)	(10,531,406)	(65,253,965)
(Benefit) provision for income taxes		(1,027,920)	(1,654,748)	(3,563,553)	(705,897)
Net loss		$(2,640,989)	$(10,689,334)	$(6,967,853)	$(64,548,068)

Less: Unpaid dividends on convertible preferred stock		$-	$33,096,540	$-	$37,159,011
Net loss available for common shares		$(2,640,989)	$(43,785,874)	$(6,967,853)	$(101,707,079)

Net loss per share - basic and diluted	$	(0.04)	$(1.27)	$(0.11)	$(4.12)
Weighted average shares outstanding - basic and diluted		62,630,683	34,433,180	62,523,742	24,667,344

SMART BALANCE, INC. AND SUBSIDIARY
Reconciliation of Operating Basis to GAAP Basis

Prior to Smart Balance, Inc.’s May 21, 2007 acquisition of GFA Brands, Inc., operating income consisted largely of formation costs and other expenses incurred in seeking and evaluating potential business combinations.  We have added these expenses back to the operating basis results below, as GFA incurred its own operating expenses for these periods, and the inclusion of the parent company’s expenses prior to the date of acquisition make it difficult to compare operating results year to year.  With the information set forth below, management and stockholders would be better able to determine whether or not sales or operating income of the acquired business have improved in 2008 compared with 2007.  The operating basis results provided below are intended to assist the reader in comparing the operating performance of the GFA business we acquired, for the periods before and after the acquisition.  However, they do not indicate what consolidated results would have been had we acquired GFA on January 1, 2007.  The operating basis results should not be viewed in isolation or as a substitution for GAAP results.

($ in millions) (unaudited)	GAAP results reported in Form 10-K	Add GFA Results Prior to Acquisition	Adjustments(1)	Operating Basis
Year Ended December 31, 2008
Net Sales	$221.9	$-	$-	$221.9
Gross Profit	95.0	-	-	95.0
Operating Income	5.7	-	-	5.7

Year Ended December 31, 2007
Net Sales	$111.0	$64.4	$0.1	$175.5
Gross Profit	52.3	31.7	0.1	84.1
Operating (Loss) Income	(11.4)	12.7	1.1	2.4

(1)       To remove parent company pre-acquisition expenses from results prior to the acquisition date.  Parent company expenses incurred beginning May 21, 2007 remain included in operating basis results.